Pricing Supplement No. 23 Dated June 20, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                        Rule 424 (b)(3)
                                                     Registration Statement
                                                         No. 333-91953


                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Motor Credit Company has designated $120,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. J.P. Morgan Securities Inc., Lehman Brothers Inc. and Salomon Smith Barney Inc. have agreed to purchase, respectively, $35,000,000, $35,000,000 and $50,000,000 aggregate principal amount of the Notes at a price of 99.8590% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


         Issue Date:                                 June 25, 2001

         Maturity Date:                              June 25, 2004

         Principal Amount:                           $120,000,000

         Interest Rate Basis:                        Federal Funds Rate, as
                                                     described below

         Spread:                                     Plus 72 basis points
                                                     (0.72%)

         Interest Reset Dates:                       Daily as hereinafter
                                                     provided

         Interest Payment Dates:                     Quarterly on the 25th day
                                                     of each March, June,
                                                     September and December,
                                                     beginning September 25,
                                                     2001, and at Maturity


         CUSIP No.:                                  345402 5M9

         Reference Agent:                            The Chase Manhattan Bank



           JPMORGAN             LEHMAN BROTHERS        SALOMON SMITH BARNEY




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                              DESCRIPTION OF NOTES


         The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Notes set forth in the accompanying Prospectus Supplement and of the Debt Securities set forth in the accompanying Prospectus, to which descriptions reference is hereby made. All terms used but not defined herein which are defined in the accompanying Prospectus or Prospectus Supplement shall have the meaning therein assigned to them.

INTEREST

        Interest of the Notes will be payable quarterly on the 25th day of March, June, September and December of each year, commencing September 25, 2001, until the principal thereof is paid or made available for payment as provided in the Indenture, to the person in whose name any Note is registered on the close of business fifteen days preceding each Interest Payment Date. The Notes are not subject to redemption prior to the Stated Maturity.

        The per annum interest rate on the Notes (the "Interest Rate") in effect for each day of an Interest Period will be equal to the Federal Funds Rate plus 72 basis points (0.72%). The Interest Rate for each Interest Period will be reset on each Business Day, commencing with June 25, 2001 (each such day an "Interest Reset Date"), to but excluding the day on which the principal hereof is paid or made available for payment (the "Principal Payment Date"); provided, however, that the first Business Day preceding any Interest Payment Date or the Principal Payment Date, as the case may be, shall be deemed not to be an Interest Reset Date. "Interest Period" shall mean the period from and including an Interest Reset Date to but not including the next succeeding Interest Reset Date or the Principal Payment Date, as the case may be, and in the case of the last Interest Period in an Interest Payment Period, from and including the second Business Day preceding such Interest Payment Date or the Principal Payment Date, as the case may be, to but not including the next succeeding Interest Reset Date or the Principal Payment Date, as the case may be. "Business Day" shall mean any day that is not a Saturday or a Sunday and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close. "Interest Payment Period" shall mean the period from and including an Interest Payment Date, or in the case of the first such period, June 25, 2001, to and including the day prior to the next Interest Payment Date and, in the case of the last such period, from and including the Interest Payment Date immediately preceding the Principal Payment Date to but not including the Principal Payment Date.

        The "Federal Funds Rate" shall mean the rate determined in accordance with the following provisions:

        For each Interest Reset Date, The Chase Manhattan Bank (the "Reference Agent"), as an agent for the Company, will determine the Federal Funds Rate which shall be the rate for Federal Funds for the Business Day immediately preceding such Interest Reset Date which appears on Telerate Page 120 under the heading "FED FUNDS EFFECTIVE--EFF", as of 11:00 a.m. New York City time on such Interest Reset Date; or, if such rate is not so published by 11:00 a.m. New York City time on such Interest Reset Date, the Federal Funds Rate shall be the rate for Federal Funds for the Business Day preceding such Interest Reset Date as published on such Interest Reset Date in "Composite Quotations" under the heading "Federal Funds/Effective Rate." If on the Calculation Date pertaining to such Interest Reset Date such rate is not yet published in Composite Quotations, the Federal Funds Rate for such Interest Reset Date will be calculated by the Reference Agent and will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Reference Agent as of 11:00 a.m., New York City time, on such Interest Reset Date; provided, however, that if the dealers selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the Interest Rate for the Interest Period commencing on such Interest Reset Date will be the Interest Rate in effect on the preceding Interest Reset Date.

        "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York. The "Calculation Date" pertaining to any Interest Reset Date shall be the Business Day following such Interest Reset Date, provided, however, that with respect to the last Interest Reset Date in an Interest Payment Period, the Calculation Date shall be such Interest Reset Date.

        The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Global Security. The amount of interest to be paid on the Notes for each Interest Payment Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Payment Period.

        The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Reference Agent, as agent for the Company. All calculations made by the Reference Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holder of the Notes. So long as the Federal Funds Rate is required to be determined with respect to the Notes, there will at all times be a Reference Agent. In the event that any then acting Reference Agent shall be unable or unwilling to act, or that such Reference Agent shall fail duly to establish the Federal Funds Rate for any Interest Period, or that the Company proposes to remove such Reference Agent, the Company shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Reference Agent.